Exhibit 10.2

EXECUTION COPY

RIGHTS MODIFICATION AGREEMENT

RIGHTS MODIFICATION AGREEMENT (this “Agreement”) dated as of March 31, 2011, by and among Delphi Automotive LLP, a limited liability partnership incorporated under the laws of England and Wales (the “Company”), and each of the undersigned holders of Class B Membership Interests of the Company (each such holder, together with its subsidiaries and affiliates, a “Specified Holder” and collectively the “Specified Holders”).

WHEREAS, concurrently with the date hereof, the Company is entering into the Transaction Agreement in the form set forth on Exhibit A (the “Class A Transaction Agreement”) with General Motors Holdings LLC, a Delaware limited liability company (“GM”), for the purchase by the Company from GM of 1,750,000 Class A Membership Interests, representing 100% of the Class A Membership Interests of the Company, upon the terms and conditions contained therein (the “Class A Purchase”);

WHEREAS, concurrently with the date hereof, the Company is entering into the Transaction Agreement in the form set forth on Exhibit B (the “Class C Transaction Agreement”) with Pension Benefit Guaranty Corporation (“PBGC”) for the purchase by the Company from PBGC of 100,000 Class C Membership Interests, representing 100% of the Class C Membership Interests of the Company, upon the terms and conditions contained therein (the “Class C Purchase”);

WHEREAS, following consummation of the Class A Purchase and Class C Purchase, the Company intends to consummate an Initial Public Offering;

WHEREAS, the Specified Holders have agreed to waive certain rights that they presently have under the LLP Agreement;

WHEREAS, pursuant to Sections 12.1 and 12.2 of the LLP Agreement, certain consents of the Class B Designee Managers (or, at the option of the Specified Holders, the Specified Holders in lieu thereof) are required in connection with the consummation of the Class A Purchase and Class C Purchase and the taking of certain actions by the Company relating to an Initial Public Offering, and, upon the terms contained in this Agreement, the Specified Holders have agreed to provide such consents and provide certain other covenants and agreements as set forth herein;

WHEREAS, the Specified Holders have agreed to waive these rights and to provide these consents (in lieu of the Class B Designee Managers), covenants and agreements.

NOW, THEREFORE, in consideration of the foregoing, the covenants and agreements contained herein and other good and valuable consideration (including, without limitation, the obligations under any letter agreement entered into on the date hereof by the parties hereto) the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. Definitions; Capitalized Terms. Unless otherwise specified, capitalized terms used herein but not otherwise not defined have the meanings ascribed to them in the Second Amended and Restated Limited Liability LLP Agreement of the Company dated as of June 30, 2010 (the “LLP Agreement”). References to the “Side Letter” shall refer to the side letter among General Motors Company, SP Auto, Ltd., SPCP Group, LLC and DIP Holdco 5, Ltd. dated June 30, 2010.

2. Consent to the Class A Purchase and Class C Purchase. With respect to all Class B Membership Interests held by such Specified Holder as of the date hereof and as set forth on Schedule A, and any other Membership Interests or other securities of the Company acquired by such Specified Holder after the date hereof (collectively, the “Interests”), each Specified Holder hereby consents (such consent being exercised by it in lieu of consent by the Class B Designee Managers pursuant to the final paragraph of Section 12.1 of the LLP Agreement), effective as of immediately prior to the closing of the Class A Purchase, to (a) the consummation of the Class A Purchase and the Class C Purchase; (b) the incurrence of up to $3,000,000,000 of debt by the Company or its subsidiaries from one or more financial institutions and having terms no less favorable to the Company in the aggregate than the terms set forth on Exhibit C for the funding of the Class A Purchase and the Class C Purchase; and (c) the taking of actions by the Company required or desirable to implement the foregoing transactions, in each case such consent constituting full and valid consent for all purposes for which such consent is required in accordance with the terms of the LLP Agreement. To the extent requested by the Company, each Specified Holder hereby agrees to take such action and execute such documents as may reasonably be necessary in connection with any of the foregoing.

3. Termination of Commitments under Loan Facility Agreement. In the event that the Company terminates the Credit Agreement dated as of October 6, 2009 among DIP Holdco LLP, the other borrowers party thereto, the Lenders (as defined in such agreement) thereto and The Bank of New York Mellon, as administrative agent (the “Credit Facility”) in connection with the consummation of the Class A Purchase or Class C Purchase, each Specified Holder agrees to deliver (or cause to be delivered by any subsidiary or affiliate of such Specified Holder that is a Lender under the Credit Facility) confirmation to The Bank of New York Mellon that all commitments of such Specified Holder (or the applicable subsidiary or affiliate) under the Credit Facility have been terminated in their entirety and no amounts are due and payable to such Specified Holder (or the applicable subsidiary or affiliate) pursuant to the Credit Facility.

4. Actions Relating to Initial Public Offering. (a) Each Specified Holder, with respect to its Interests, hereby consents to the elimination of the right of all (but not less than all) Class B Holders and all (but not less than all) Class E-1 Holders to receive any Preferred Securities in connection with an Initial Public Offering under Section 14.13 of the LLP Agreement in favor of a right of each Class B Holder and Class E-1 Holder, in connection with any such Initial Public Offering, to receive only common equity securities of the Issuer (of the same class and series, if applicable, as the securities issued to new investors in such Initial Public Offering), with the common equity securities allocated to the Class B Holders in connection with such Initial Public Offering to be distributed on a pro rata basis to each Class B Holder based on a fraction, the numerator of which shall be the number of Class B Membership Interests held by such Class B Holder and the denominator of which shall be the total number of Class B Membership Interests outstanding (including, without limitation, those held by the applicable Class B Holder), in each case as of the time of determination for such distribution.

(b) In accordance with Section 14.13 of the LLP Agreement, in connection with any Initial Public Offering, and upon the request of the Board of Managers, each of the Specified Holders hereby agrees that it will take such action and execute such documents as may reasonably be necessary to effect such Initial Public Offering, at the Company’s expense, including, without limitation, taking such actions and executing such documents as may reasonably be necessary to amend the LLP Agreement, contribute or transfer its respective Membership Interests to a newly formed corporation or the Company’s assets to the Issuer or sanction a reconstruction pursuant to section 110 of the Insolvency Act or in connection with such other structure approved by the Board of Managers, in each case substantially concurrently with the closing of the Initial Public Offering.

5. Waiver of Certain Rights under LLP Agreement. (a) Each Specified Holder hereby fully and irrevocably waives, for all purposes, effective as of the closing of the Class A Purchase, all rights granted to such Specified Holder, either granted to such Specified Holder individually or in its capacity as an Initial Class B Holder or a Holder with the right to elect Class B Designee Managers, and all rights granted to the Class B Designee Managers and, in each case both with respect to itself and any of its transferees and successors, as the case may be, in each case under the Side Letter and the LLP Agreement, including, without limitation, pursuant to Sections 3.2(c), 12.1, 12.2(b) and 12.4 and Article 8 of the LLP Agreement, except as set forth in clauses (b) and (c) below.

(b) Without limiting the generality of the foregoing, each Specified Holder hereby agrees that, for the remaining period during which such Specified Holder would otherwise be entitled to rights relating to the appointment or removal of Managers pursuant to the Side Letter and the LLP Agreement, such Specified Holder shall continue to exercise (i) such rights for such remaining period but solely for the purpose of appointing only those Managers to the Board of Managers who have been elected by, and removing only those Managers whose removal has been approved by, the Majority Class B Holders and (ii) its other rights under the Side Letter for such remaining period solely as directed in writing by the Majority Class B Holders.

(c) Nothing in this paragraph 5 shall limit any rights to which any Specified Holder is entitled in its capacity as a Class B Holder under the LLP Agreement, which rights are provided to all other Class B Holders.

6. Amendments to LLP Agreement. Each Specified Holder shall following closing of the Class A Purchase consent to amendments to the LLP Agreement to the extent necessary to reflect the matters and agreements set forth herein and the consummation of the Class A Purchase and Class C Purchase (including, without limitation, deletion of all references to Class A Membership Interests and Class C Membership Interests in the LLP Agreement and the related consent and governance rights); provided, however, that prior to such amendments being made available to other Class B Holders (a) the Company will give each Specified Holder a reasonable opportunity to review a draft of such amendments and (b) will take into account any comments to such draft amendments based on such draft amendments not reflecting the matters described in this paragraph 6 that are promptly provided to the Company by any Specified Holder (it being understood that, while the Company shall reasonably consider any such comments, so long as the draft amendments reflect the matters and agreements described in this paragraph 6, the Company shall not be obligated to reflect any such comments in any such amendment or obtain the consent of any Specified Holder in connection with any such amendment and the consent set forth above in this paragraph 6 shall apply to such amendment in full). Each Specified Holder agrees to execute such documents as the Company shall reasonably request to evidence such consent and amendments.

7. Effectiveness; Irrevocable Agreement. Except as provided in the following sentence, the consents, waivers and other covenants and agreements set forth in this Agreement shall be immediately and automatically effective upon delivery of the counterpart signature pages hereof by all parties hereto and shall be irrevocable. Such consents, covenants and agreements shall be automatically revoked upon termination of this Agreement in accordance with paragraph 10 without further action by any party or any other Person.

8. Representations and Warranties. Each party (the “Representing Party”) hereby represents and warrants to the other party that the execution and delivery by the Representing Party of this Agreement and performance of its obligations hereunder: (a) are within the Representing Party’s limited liability company or partnership power, as the case may be; (b) have been duly authorized by all necessary limited liability company or partnership power, as the case may be; (c) do not and will not violate the Representing Party’s organizational documents or any applicable law; (d) do not require any consent or other action by any Person, including, without limitation, any action by or in respect of, or filing with, any governmental authority; and (e) that this Agreement constitutes a legal, valid and binding agreement of the Representing Party, enforceable against the Representing Party in accordance with its terms. Each Specified Holder hereby further represents and warrants to the Company that, as of the date hereof, such Specified Holder holds the number of Class B Membership Interests set forth opposite its name on Schedule A.

9. No Obligation of the Company. Each Specified Holder agrees that nothing in this Agreement shall require the Company to consummate any or all of the Class A Purchase or the Class C Purchase, or an Initial Public Offering, and acknowledges that (a) consummation of the Class A Purchase shall be subject to the terms and conditions set forth in the Class A Transaction Agreement, (b) consummation of the Class C Purchase shall be subject to the terms and conditions set forth in the Class C Transaction Agreement and (c) any decision of the Company as to the initiation or consummation of an Initial Public Offering is and will be dependent upon a number of factors.

10. Termination; Effects of Termination. This Agreement shall terminate and be of no further effect upon the earliest to occur of (i) the written agreement of all of the parties hereto (subject to approval by a majority of the Independent Managers of the Company’s Board of Managers), (ii) the date that is 30 days following the date hereof if the Class A Purchase has not been consummated by such date and (iii) the entry into any amendment to the Class A Transaction Agreement or Class C Transaction Agreement without the prior written consent of each Specified Holder (such consent not to be unreasonably withheld, conditioned or delayed), other than any such amendment that does not adversely impact (other than to a de minimis extent) the Specified Holders or the Company. No party hereto shall be relieved from any liability for breach of this Agreement by reason of any termination of this Agreement. Notwithstanding the foregoing, paragraphs 9 through 16 of this Agreement shall survive any such termination.

11. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

12. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the matters contemplated hereby shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court or state court located in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with applicable law, any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court, that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum or that this Agreement or the subject matter hereof may not be enforced in or by such courts. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

13. Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the matters contemplated hereby.

14. Public Announcements. The Company shall provide the form of any public disclosure (which shall include any disclosure via Intralinks) relating to this Agreement, or, to the extent it contains any direct or indirect reference to any Specified Holder, the Class A Transaction Agreement, the Class C Transaction Agreement and the transactions contemplated by any of the foregoing to each Specified Holder a reasonable period of time prior to the issuance of such public disclosure, and each Specified Holder shall have the right to consent to any such reference in any such disclosure to such Specified Holder (provided that the press release provided to the Specified Holders and to be issued on the date hereof is hereby approved by each Specified Holder); provided that the foregoing consent right shall not apply to disclosure of the entirety of this Agreement or the terms thereof to Class B Holders. Except as otherwise required by applicable law (including, without limitation, any disclosure contained in a registration statement on Form S-1, as such Form S-1 may be amended, filed with the Securities and Exchange Commission in connection with an Initial Public Offering), each Specified Holder and the Company agree that neither of them will make, issue or release any public disclosure or statement (which shall include any disclosure via Intralinks) regarding this Agreement or the transactions contemplated hereby that are inconsistent with or contain nonpublic information in addition to that contained in public disclosure made pursuant to the first sentence of this paragraph 14 without first consulting with and obtaining the consent of the other party (such consent not to be unreasonably withheld, delayed or conditioned). To the extent disclosure is required by applicable law, the disclosing party will provide as much advance notice to the other party of such proposed disclosure (including, without limitation, timing and content) as is reasonably practicable.

15. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal or state court located within the State of Delaware, in addition to any other remedy to which they are entitled at law or in equity.

16. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (.pdf) shall be as effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

DIP HOLDCO 5, LTD.

/s/ Elliot Greenberg
Name:	Elliot Greenberg
Title:	Vice President

SPCP GROUP, LLC

/s/ Michael A. Gatto
Name:	Michael A. Gatto
Title:	Authorized Signatory

SP AUTO, LTD.

/s/ Michael A. Gatto
Name:	Michael A. Gatto
Title:	Authorized Signatory

Acknowledged and agreed:

DELPHI AUTOMOTIVE LLP

/s/ David M. Sherbin
Name:	David M. Sherbin
Title:	Vice President & General Counsel

Signature page to SP&E Rights Modification Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

DIP HOLDCO 5, LLC

/s/ Elliot Greenberg
Name:	Elliot Greenberg
Title:	Vice President

Signature page to SP&E Rights Modification Agreement

Schedule A

Class B Membership Interests

Specified Holder	Number of Class B Membership Interests
DIP HOLDCO 5, LTD.	32,245.3854
DIP HOLDCO 5, LLC	20,487.1038
SPCP GROUP, LLC[1]	10,302.1073
SP AUTO, LTD.	25,139.0053

[1]

The aggregate number of Class B Membership Interests for SPCP Group, LLC and SP Auto, Ltd. includes 100 shares (split 30/70 between SPCP Group, LLC and SP Auto, Ltd., respectively) sold pursuant to a trade executed on December 2, 2010, which, as of the date hereof, has not been settled.